UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 4, 2007

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 4, 2007, the Company entered into an Option Agreement (the “Option Agreement”) with OMAX Corporation (“OMAX”). OMAX is a leading provider of precision-engineered, computer-controlled, two-axis abrasivejet systems for use in the general machine shop environment.

Under the Option Agreement, OMAX agreed to an Exclusivity Period (defined below) during which the Company and OMAX intend to complete negotiations and to agree on the acquisition of 100% of the outstanding capital stock of OMAX by the Company, under the terms and conditions set forth in the Option Agreement, including the negotiation of mutually acceptable definitive agreements (“Definitive Agreements”) and the approval of the shareholders of OMAX (the “Proposed Acquisition”). The Company paid into escrow $6 million on signing the Option Agreement (“Option Escrow”).

The Option Agreement provides that the Company shall pay an additional $3 million into the Option Escrow on the termination of the Hart-Scott-Rodino (“HSR”) waiting period and execution of the Definitive Agreements relating to the Proposed Acquisition.

The Option Agreement establishes that the Definitive Agreements will provide for the following payments by the Company, subject to indemnification escrows as described below:

•

At Closing, $66,000,000 plus the funds in the Option Escrow to be paid in cash, minus amounts to be paid by the Company at Closing in satisfaction of certain litigation fees of OMAX, if any, and less amounts to be placed into an employee retention pool, described below;

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At Closing, 3.75 million shares of Company common stock, or if the Closing Share Price (defined as the average daily closing price of the Company common stock during the ten trading day period prior to Closing) is less than $9.00, such greater number as is necessary so that the total value of the shares delivered is $33.75 million (the Company may pay cash for any additional shares otherwise payable pursuant this paragraph, based on the number of additional shares (in excess of 3,750,000) which would otherwise be payable times the Closing Share Price); and

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Two years after Closing, up to 1,733,334 additional shares of common stock based on the Average Share Price (defined as the average closing price for the six months ending twenty four months after Closing). Shares will be paid on a straight line interpolation, with no shares being delivered if the Average Share Price is $13 or less, and 1,733,334 shares being delivered if the Average Share Price is $15 or more; provided that if the Closing Share Price is less than $9.00, the $13 and $15 prices will be reduced by the difference between $9.00 and the Closing Share Price. The Company may elect to pay the consideration required in this paragraph in cash based upon the Average Share Price times the number of shares which would otherwise be issued.

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The cash consideration at Closing is subject to adjustment based on OMAX’s Net Working Capital at Closing. The consideration will be adjusted upward or downward on a dollar-for-dollar basis if the Net Working Capital is below $7 million or above $9 million.

The Option Agreement provides that in the event that the Proposed Acquisition does not close or is otherwise terminated, the funds in the Option Escrow will be released and OMAX may retain such amounts. However, in the event OMAX thereafter obtains a judgment against the Company in the litigation matter OMAX Corporation v Flow International Corporation (the “Litigation”) or the Company agrees to pay OMAX an amount to settle the Litigation, the Company will receive a credit against any such judgment and/or settlement in an amount equal to 50% of the $6 million payment and 100% of the $3 million payment.

The Option Agreement further sets forth that the Definitive Agreements will

•

provide for two separate indemnification escrows in an aggregate amount of $13.2 million to be funded at Closing from the cash consideration. $7 million will be subject to a General Escrow that will end July 31, 2009, to indemnify the Company for losses from breaches of representations and warranties to the extent that such breach or breaches, individually or in the aggregate, result in claims in excess of $1,000,000. $6.2 million will be subject to a Special Escrow that will end two years after Closing, to indemnify the Company for losses with respect to certain potential liabilities identified during the course of due diligence. The amount to be placed in the Special Escrow is subject to reduction under conditions to be specified in the Definitive Agreements. The General and Special Escrows will be funded proportionally from the cash payments (including the funds in the Option Escrow) and the shares of common stock delivered at Closing;

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provide that at Closing the Company will place into escrow a portion of the cash consideration as a retention pool for key OMAX employees that will provide such employees the equivalent of three months’ salary, to be allocated upon the six month anniversary of Closing;

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include mutually acceptable executive officer agreements for Drs. John B. Cheung, John H. Olsen and Mr. James M. O’Connor to become executives of the Company and provide that as soon as is commercially reasonable following Closing, the Company will expand its Board of Directors and elect Dr. Cheung to the vacancy thereby created; and

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provide that OMAX stock options that are currently outstanding and unvested shall vest immediately prior to Closing and shall be exercised or terminated at Closing, or otherwise treated in a manner mutually acceptable to the parties.

The negotiation and execution of the Definitive Agreements are subject to the completion of due diligence activities (certain of which will be completed after execution of the Definitive Agreements), and the closing of the acquisition will be subject to standard closing conditions, including HSR approval of the merger.

Under the Option Agreement, OMAX has agreed to a period of exclusivity that ends on the earlier of (i) the mutual consent of the parties that all discussions related to the Proposed Acquisition have terminated, (ii) 180 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing, (iii) 60 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing (should the parties not have entered into the Definitive Agreements by such date), or (iv) December 5, 2008 (the “Exclusivity Period”). During the Exclusivity Period, OMAX will not, without the advance written consent of the Company, (1) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (a) the possible acquisition of OMAX, (b) the possible acquisition of any material portion of the Company’s capital stock or assets, including the claims in the Litigation, or (c) any other transaction outside of the ordinary course of business that could materially impair the value of OMAX’s assets post-Closing (collectively, a “Restricted Transaction”), or (2) disclose any non-public information relating to OMAX or its subsidiaries or afford access to the properties, books or records of OMAX or its subsidiaries to, any person concerning a Restricted Transaction.

ITEM 9.01. Exhibits

(d) Exhibits

10.10	Option Agreement dated December 4, 2007 by and between OMAX Corporation and Flow International Corporation.

99.1	Press release dated December 5, 2007 relating to the Option Agreement dated December 4, 2007 by and between OMAX Corporation and Flow International Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2007	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary